ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

OF

VILLAGEEDOCS

          We, the undersigned, being the holders of the majority of the voting rights for shares of the outstanding common stock of VillageEDOCS, a California corporation (the "Corporation"), hereby take, adopt, and approve the following actions, in writing without a meeting:

          1.       The undersigned approves an amendment to the Corporation's Certificate of Incorporation increasing the number of authorized, no par value shares of common stock from 90,000,000 to 175,000,000, with no stated par value per share.

          2.       The undersigned approves a Plan of Internal Restructuring (the "Plan"), a copy of which is attached as Exhibit "A", which includes the reorganization of the Corporation's electronic document delivery business by transferring all assets and related liabilities pertaining to its electronic document delivery business into a wholly owned subsidiary of the Corporation, which shall be formed for the purposes of effectuating the restructuring of the Corporation into a holding company in which the assets of the Corporation will consist of the stock of its subsidiaries.

          3.       The election and appointment of K. Mason Conner, Jay Thomas Zender, and H. Jay Hill as directors of the Corporation.

          4.       Approval of a modification of the Corporation's 2002 Equity Incentive Plan to increase the number of shares reserved for issuance under this Plan from 11,634,584 to 28,000,000 shares.

          5.       The undersigned shareholder hereby approves and ratifies the actions of the Corporation and its directors in approving:

                    (i)       an Executive Employment Agreement with K. Mason Conner, substantially in the form of Exhibit "B" hereto;

                    (ii)      an Executive Employment Agreement with H. Jay Hill, substantially in the form of Exhibit "C" hereto;

                    (iii)      an Executive Employment Agreement with Michael Richard, substantially in the form of Exhibit "D" hereto; and

                    (iv)     the issuance of options to acquire up to 500,000 shares of the Corporation's common stock to J. Thomas Zender in consideration for past and future services as a director of the Corporation.

          The undersigned shareholder acknowledges that the directors and executive officers of the Corporation have requested that the shareholders owning a majority of the outstanding voting equity securities of the Corporation approve each of their respective employment agreements or equity incentive arrangements to mitigate any potential conflicts of interest that may exist relating to the approval of employment agreements or equity incentive arrangements to individuals who serve as directors and/or officers of the Corporation.

          By execution hereof, the undersigned shareholder acknowledges that such shareholder deems the terms of each of these employment agreements and equity incentive arrangements as fair and reasonable terms and in the best interest of the Corporation to secure continuity and loyalty from key individuals.

          IN WITNESS WHEREOF, the undersigned shareholder does hereby consent, approve and ratify the foregoing actions and authorizes the Corporation, its officers and directors to do and perform all things and acts, and to execute and deliver or file all instruments, certificates, and documents that he shall determine to be necessary, appropriate or desirable to carry out the foregoing resolutions.

                                                            SHAREHOLDERS:

                                                            /s/ C. Alan Williams

                                                            C. Alan Williams

                                                            /s/ Joan P. Williams

                                                            Joan P.Williams

                                                            /s/ Tim Dales

                                                            Tim Dales